                                   Exhibit 11
                                   ----------

                           Rx Medical Services Corp.
                   Computation of Primary Earnings Per Share
                            Years ended December 31
          (Dollars and shares in thousands, except per share amounts)

                                               1996        1995        1994
                                             -------    --------    --------
Income:
  Loss from continuing operations            $(9,988)    $(4,731)   $ (3,637)
  Gain (loss) from discontinued operations       229     (15,183)     (9,393)
  Gain (loss) from extraordinary items         2,090        (507)        126
                                             -------    --------    --------
  Net loss                                   $(7,669)   $(20,421)   $(12,904)
                                             =======    ========    ========
Common Shares:
  Average common shares and
    common share equivalents                   8,644       8,557       6,280
                                             =======    ========    ========
Loss Per Share:
  Loss from continuing operations            $ (1.16)   $  (0.55)   $  (0.58)
  Gain (loss) from discontinued operations      0.03       (1.78)      (1.49)
  Gain (loss) from extraordinary items          0.24       (0.06)       0.02
                                             -------    --------    --------
  Net loss                                   $ (0.89)   $  (2.39)   $  (2.05)
                                             =======    ========    ========